Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated February 21, 2023, with respect to the consolidated financial statements of Magellan Midstream Partners, L.P. incorporated by reference in this Registration Statement (Form S-3) and related Prospectus of ONEOK, Inc.

/s/ Ernst & Young LLP

Tulsa, Oklahoma

June 20, 2023